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                                                                   EXHIBIT 10.11

                       Extract from Resolutions Approved
          by the Compensation Committee of the Board of Directors of
                           Dean Witter Reynolds Inc.
                             on December 10, 1997

            RESOLVED, that effective as of January 1, 1997, Section 4(b)(i)(3) of the Dean Witter START Plan shall be and hereby is amended by striking the first sentence and replacing it with a new sentence reading as follows:

                      (3) For Plan Years beginning on or after December 31,
             1992, the amount required to be allocated under this section shall be an amount equal to at least 24.9% but not more than 116.2% of the first $2,000, and at least 9.9% but not more than 46.2% of the remaining amount, of Basic Pre-Tax Contributions for each Plan Year made by the Participant, said percentages to be determined relative to the amount of Pre-tax Income for the fiscal year ending within the Plan Year of the Business Segment in which the Participant was an Employee on the last day of the Plan Year or on such Participant' s last day of employment immediately preceding the Participant's death, Total and Permanent Disability, Retirement or Release.


            RESOLVED, that effective as of January 1, 1998, Section 11(c) of the Dean Witter START Plan shall be and hereby is amended by adding a new sentence between the first sentence and the second sentence of such Section to read as follows:

             With respect to Participants whose employment terminates on or after January 1, 1998 if a Participant whose vested Accounts exceed the amount described in Section 411(a)(11) of the Code on the date the Participant terminates employment does not consent to the distribution of the Participant's Plan Benefit under Section 11
             (b), then payment of the Participant's Plan Benefit shall, subject to Section 13(a), be deferred to such date as the Participant shall elect.

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     RESOLVED, that effective as of January 1, 1998, the last sentence of
Section 5(a)(i) of the Dean Witter START Plan be and it hereby is amended to read as follows:

     "A Participant who is making Basic Pre-Tax Contributions equal to 6% of Earnings may also elect to make Supplemental Pre-Tax Contributions to the Plan equal to any whole percentage from 1% to 6% of Earnings; provided, that the Plan Administrator may at any time and from time to time limit the amount of Supplemental Pre-Tax Contributions allowed to be made by Highly Compensated Employees or terminate the ability of Highly Compensated Employees to make Supplemental Pre-Tax Contributions under the Plan.

     FURTHER RESOLVED, that effective as of January 1, 1998, Section 5(b) of the Dean Witter START Plan be and it here by is amended to read as follows:

    In order that the Plan may comply with the requirements of Sections 401 (k) and 415 of the Code and the regulations thereunder, at any time during the Plan Year the Plan Administrator (at its sole discretion) may reduce the rate at which any Participant who is a Highly Compensated Employee may contribute Basic Pre-Tax Contributions and/or Supplemental Pre-Tax Contributions, or discontinue all such contributions, for the remainder of such Plan Year. Such a reduction or discontinuance may be applied selectively to individual Participants or to particular classes of Participants, as the Plan Administrator may determine. Any Participant whose Basic Pre-Tax Contributions and/or Supplemental Pre-Tax Contributions are reduced or discontinued under this Section 5(b) shall make Basic Pre-Tax Adjustment Contributions to the Plan during the remainder of the Plan Year equal to the percentage of the Participant's Earnings that the Plan Administrator has determined cannot be made as Basic Pre-Tax Contributions and/or Supplemental Pre-Tax Contributions, whichever is applicable; provided, that in order that the Plan may comply with the requirements of
    Section 40l(m) of the Code and the regulations thereunder, at any time during the Plan Year the Plan Administrator (at its sole discretion) may reduce the rate at which a Participant may contribute Basic After-Tax Adjustment Contributions, or discontinue all such contributions, for the remainder of such Plan Year. Any reduction or discontinuance of Basic Pre-Tax, Supplemental Pre-Tax or Basic After-Tax Adjustment Contributions made pursuant to this Section 5(b) shall automatically cease to apply upon the close of the Plan Year in which it is made, or on such earlier date in such Plan Year as the Plan Administrator may determine.

    FURTHER RESOLVED, that pursuant to the authority granted to the Plan Administrator in Section 5(a)(i) of the Dean Witter START Plan, effective as of January 1, 1998, Highly Compensated Employees shall be allowed to make Supplemental Pre-Tax
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Contributions in an amount equal to 1% of Earnings, subject to all applicable limitations provided in the Plan; and

    FURTHER RESOLVED, that the Chairman of the Board and Chief Executive Officer, any Executive Vice President, any Senior Vice President or any other proper officer of the corporation be, and each of them hereby is, authorized to take any and all actions which they deem necessary or appropriate to carry out the purposes or intent of the foregoing resolutions and to make, execute and deliver, or cause to be made, executed and delivered, all agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Corporation as they may deem necessary or desirable in connection therewith, to perform or cause to be performed, the obligations of the Corporation referred to herein.